EXHIBIT 23.1

                       Consent of Independent Accountants

         We hereby consent to the incorporation by reference in this registration statement on Form S-8 of Innkeepers USA Trust of our report dated February 25, 2000 relating to the consolidated financial statements, which, are included in Innkeepers USA Trust's Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the incorporation by reference of our report dated February 25, 2000, relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 29, 2000, relating to the combined financial statements of Innkeepers Hospitality, which also appears in such Annual Report on Form 10-K.

                                           PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

Dallas, Texas
August 2, 2000